Exhibit 10.1

Execution Version

BPA MEMBERSHIP INTEREST PURCHASE AGREEMENT

This BPA MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of July 3, 2025, by and between XBP Americas, LLC, a Nevada limited liability company (“Buyer”), and ETI-XCV, LLC, a Delaware limited liability company (“Seller”) (each of Buyer and Seller, a “Party” and together, the “Parties”).

RECITALS

WHEREAS, as of the Closing Date (as defined below) Seller shall be the sole member and owner of all right, title, and interest in and to Exela Technologies BPA, LLC, a Delaware limited liability company (“BPA”), including all of the economic rights therein together with any rights to the voting interests in BPA that will revert therein upon the effective date of the Plan (as defined below) (such interests, the “Purchased Interests”);

WHEREAS, as of the Closing Date BPA shall directly or indirectly own all right, title, and interest in and to the non-voting membership interests in NEON Acquisition, LLC, a Delaware limited liability company (“Neon”), including all of the economic rights therein together with any rights to the voting interests in Neon that will revert therein upon the effective date of the Plan, and indirectly will own all right, title, and interest in and to their respective subsidiaries (collectively, the “Subsidiaries”);

WHEREAS, Buyer is a wholly-owned subsidiary of XBP Europe Holdings, Inc., a Delaware corporation (“XBP”), and desires to acquire from Seller, and Seller desires to sell to Buyer, all of the Purchased Interests, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, BPA and Neon and certain of their direct and indirect Subsidiaries have filed voluntary cases (the “Chapter 11 Proceedings”) under chapter 11 of title 11 of the United States Code, §§ 101-1532, as amended in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) (the cases commenced, captioned In re DocuData Solutions, L.C., Case No. 25-90023 (CML)), and this transfer is being effected in part to support the restructuring transactions to be entered into in connection with the Chapter 11 Proceedings;

WHEREAS, on June 23, 2025, the debtors in the Chapter 11 Proceedings filed an Amended Joint Plan of Reorganization of DocuData Solutions, L.C. and its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code [Docket No. 826] (as may be amended, the “Plan”), which was confirmed by the Bankruptcy Court [Docket No. 834] and incorporates the terms of the Amended and Restated Plan Support Agreement [Docket No. 396], and a corresponding disclosure statement as described therein;

WHEREAS, on July 3, 2025, XBP entered into a Transaction Support Agreement with the Debtors (the “XBP TSA”);

WHEREAS, the Debtors have sought approval of a waiver to the procedures set forth in the “Order (I) Establishing Notification Procedures and Approving Restrictions on (A) Certain Transfers of Interests in the Debtors and (B) Claims of Certain Worthless Stock Deductions and (II) Granting Related Relief” [Docket No. 67] in the Chapter 11 Proceedings (the “NOL Order”) relating to the transactions contemplated herein; and

WHEREAS, the Parties acknowledge that the transactions contemplated herein constitute related party transactions, as Buyer and Seller are under common ownership and the terms of this Agreement have been negotiated with due consideration of such relationship to ensure fairness and compliance with applicable legal and regulatory requirements.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	PURCHASE AND SALE OF MEMBERSHIP INTERESTS

1.1.      Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of Seller’s rights, title, and interest in and to the Purchased Interests on an “as is/where is” basis, subject to all liens, claims, encumbrances, and interests of any kind. Upon the Closing (as defined below), Seller shall deliver to Buyer a duly executed assignment of membership interests for the Purchased Interests.

1.2.      Consideration. The sole consideration for the Purchased Interests shall be one dollar ($1.00). The Parties acknowledge that the consideration reflects the encumbered nature of the Subsidiaries, including their financial condition and the ongoing Chapter 11 Proceedings.

2.	REPRESENTATIONS AND WARRANTIES OF SELLER

2.1.      Organization. Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and has the requisite limited liability company power to carry on its business as now conducted.

2.2.      Authorization and Execution. Seller has the requisite limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. Seller confirms that all necessary filings with the Bankruptcy Court to permit the transactions contemplated hereby have been made, and that any requisite Bankruptcy Court approvals have been obtained.

2.3.      Title. Seller represents that Buyer shall receive title to BPA, and indirectly Neon, as of the Closing Date.

2.4.      No Other Representations and Warranties. The Purchased Interests are being sold “AS IS,” “WHERE IS,” and “WITH ALL FAULTS.” Except for the representations and warranties expressly set forth in this Agreement, Seller makes no other representations or warranties, express or implied, including, without limitation, any representations or warranties as to the value, condition, merchantability, or fitness for a particular purpose of the Purchased Interests, or BPA, Neon, or their respective Subsidiaries, excluding XBP and its Subsidiaries (each, a “Company” and collectively, the “Companies”). Without limiting the foregoing, Seller makes no representations or warranties regarding the assets, liabilities, financial condition, or operations of the Subsidiaries, including any matters relating to the Chapter 11 Proceedings of any such Subsidiaries. Seller hereby expressly disclaims any and all liability arising from or related to the Purchased Interests and any Company’s assets, liabilities, financial condition, or operations. Buyer acknowledges that it is not relying upon any representation, statement or other assertion with respect to the Purchased Interests, but is relying upon its own investigation of the Purchased Interests.

3.	REPRESENTATIONS AND WARRANTIES OF BUYER

3.1.      Organization. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Nevada and has the requisite limited liability company power to carry on its business as now conducted.

3.2.       Authorization and Execution. Buyer has the requisite limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder.

3.3.      Investment Purpose. Buyer is acquiring the Purchased Interests for its own account with the present intention of holding such Purchased Interests for purposes of investment and is not acquiring the Purchased Interests with a view to or for distribution thereof, within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Buyer acknowledges and understands that the Purchased Interests have not been registered under the Securities Act or qualified under the securities or “blue sky” laws of any state in reliance upon exemptions from registration or qualification thereunder, and the Purchased Interests may not be sold, offered, transferred, assigned, pledged, hypothecated, or otherwise disposed of or encumbered, except in compliance with the Securities Act and such laws.

3.4.      No Other Representations and Warranties. Except for the representations and warranties expressly set forth in this Agreement, Buyer makes no other representations or warranties, express or implied.

4.	CLOSING

The closing of the purchase and sale of the Purchased Interests as contemplated by this Agreement (the “Closing”), shall take place at 10 a.m., local time, at the offices of Loeb & Loeb LLP, 345 Park Ave, New York, New York 10154 on such date that (i) BPA shall have become a Subsidiary of Seller on terms reasonably acceptable to Buyer; (ii) Neon shall have become a Subsidiary of BPA on terms reasonably acceptable to Buyer and (ii) the NOL Order shall have been entered, and in any event no later than July 14, 2025. The date and time at which the Closing occurs is referred to in this Agreement as the “Closing Date.”

5.	COVENANTS AND RESCISSION

5.1.	Rescission Events.

(a)        Notwithstanding anything to the contrary, upon the occurrence of a Rescission Event (as defined below), Seller’s transfer of the Purchased Interests to Buyer shall be void ab initio and Buyer shall return the Purchased Interests to Seller and the Parties will take all steps necessary to rescind the original sale transaction (within the meaning of the Ruling (as defined below)) for federal and applicable state income tax purposes and all other purposes with effect as of the date of this Agreement. Further, the Parties intend and agree that such rescission shall be effective so as to restore the Parties to the status quo ante in all but de minimis respects (which such de minimis deviations solely resulting in the ordinary course of business from the passage of time), consistent with the principles set forth in the Ruling, and acknowledge that such rescission shall occur within the same taxable year as the original transaction for each Party, and that no third-party rights may be adversely affected. The Parties shall cooperate and shall take all such actions, and refrain from taking any actions, as may be necessary or advisable to give full effect to the foregoing and to rescind the transactions otherwise contemplated under this Agreement, including (1) filing amended tax returns and making any required tax filings or disclosures, (2) rescinding any transaction that occurred with respect to the sale of the Purchased Interests, (3) with respect to Buyer, transferring the Purchased Interests to Seller so that Seller’s right, title and interest with respect to the Purchased Interests are the same as they were immediately prior to the Rescission Event, (4) with respect to Seller, promptly refunding to Buyer, by wire transfer as directed in writing by Buyer, the Consideration paid to Seller in exchange for the Purchased Interests and (5) taking any other action contemplated by Section 6.1 below.

(b)        As used above: “Rescission Event” means, and shall be deemed to have occurred if, (i) the Effective Date (as defined in the Plan) does not occur or the XBP Transaction (as defined in the Plan) is not consummated by August 7, 2025 or (ii) the XBP TSA has been terminated in accordance with its terms prior to the Effective Date of the Plan; provided that, the Parties may waive the occurrence of a Recission Event or extend the date included herein upon written agreement (email being sufficient) among the Parties, subject to the prior written consent (email being sufficient) of the Debtors, the Consenting ETI Parties, the Required Consenting Creditors and XBP.

5.2.	Tax Covenants.

(a)        From the Closing Date until the earlier of (i) the occurrence of a Rescission Event or (ii) the final determination that no Rescission Event will occur, each of Buyer and Seller agrees not to change the tax classification of the Companies.

(b)        Each Party shall cooperate fully, as and to the extent reasonably requested by the other Party and subject to commercially reasonable efforts, in connection with (i) the preparation and filing of any tax returns related to the transactions contemplated herein and (ii) any audit, litigation, or other proceeding with respect to such taxes. Such cooperation shall include the retention and (upon request) the provision of records and information reasonably relevant to any such tax return, audit, litigation, or proceeding, and making personnel available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c)        The Parties agree that the transactions contemplated by this Agreement shall be reported for U.S. federal, state, and local income tax purposes in a manner intended to maximize overall tax efficiency for the Parties, taken as a whole, as agreed between the Parties and their respective tax and legal advisors in connection with the Plan. The Parties shall not, and shall cause their respective affiliates not to, take any position in any tax return, audit, litigation, or other proceeding that is inconsistent with such agreed treatment, except as otherwise required by a final determination of an applicable taxing authority.

(d)        If applicable, the Parties agree in good faith to restructure the transactions contemplated by this Agreement to achieve greater tax efficiencies, including by rescinding the transactions described in this Agreement, provided that the benefits received by Buyer in such alternate transaction are substantially the same as those obtained in this Agreement. Such restructuring may include transferring another affiliated entity or shares or equity therein, including shares of Seller’s indirect parent. In such event, the Parties shall work collaboratively, engaging their respective tax and legal advisors, to explore and implement strategies that optimize tax outcomes. The Parties commit to maintaining open communication and sharing relevant information to facilitate these efforts, ensuring that any restructuring aligns with applicable laws and regulations while preserving the Buyer’s benefits secured in this Agreement.

6.	MISCELLANEOUS

6.1.      Further Assurances. Each of the Parties hereto shall, from time to time at the reasonable request of the other Party and without further consideration, execute and deliver such other instruments of conveyance and transfer and take such other actions as may be reasonably requested to more effectively consummate the transactions contemplated by this Agreement, including, without limitation, any action required by the Bankruptcy Court.

6.2.      Governing Law. Subject to the terms of the Plan, this Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts principles that would result in the application of the laws of another jurisdiction.

6.3.      Entire Agreement; Amendments. Subject to the terms of the Plan, this Agreement constitutes the entire agreement between the Parties and supersedes all prior and contemporaneous agreements and understandings, both oral and written, between the Parties with respect to the subject matter hereof. This Agreement may only be amended by a written instrument signed by the Parties.

6.4.      Third Party Beneficiaries. This Agreement shall be for the sole and exclusive benefit of the Parties hereto; provided, however, that the Consenting Creditors (as defined in the Plan) are intended third-party beneficiaries of, and may enforce, Section 5.1 solely to the extent the Parties fail to take the actions contemplated thereby.

6.5.      Counterparts. This Agreement may be executed in counterparts and by electronic signature, each of which shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, as of the date first written above.

BUYER:

XBP AMERICAS, LLC

By:	XBP Europe Holdings, Inc., its manager

By:	/s/ Dejan Avramovic
Name:Dejan Avramovic
Title:Chief Financial Officer

SELLER:

ETI-XCV, LLC

By:	ETI-MNA, LLC, its manager

By:	/s/ Par Chadha
Name:Par Chadha
Title: Manager